Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS FISCAL 2017 SECOND QUARTER RESULTS

MILWAUKEE, January 25, 2017/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its second fiscal quarter ended January 1, 2017.

•	Second quarter net sales were $428 million, up $15 million or 3.6% compared to last year.

•	Second quarter net income was $15.3 million, an increase from GAAP net income of $12.6 million and adjusted net income of $15.1 million last year.

•	Second quarter diluted earnings per share were $0.35 compared to $0.28 (GAAP) and $0.34 (adjusted) last year.

•	Repurchased $6.5 million in shares under the share repurchase program during the quarter.

“We are pleased with how the first half of our fiscal year has played out,” said Todd J. Teske, Chairman, President and Chief Executive Officer. “We have set a solid foundation on which to deliver our full year projected sales and profitability growth, which included modest support from generator sales immediately following Hurricane Matthew. Our engine placement on lawn and garden products is set for the upcoming season and is consistent with last season as anticipated. We continue to introduce new, innovative residential products and engines that will help people get the job done.” Teske continued, “We have achieved strong sales growth of commercial engines and products over the past several years and sustaining this momentum is a key focus for us. We expect that our new products and engines this year will result in further success in this market. The new offerings are designed to improve the productivity of people who use our equipment to earn a living. This includes the launch of the Oil Guard system on our Ferris mowers which allows for oil changes every 500 hours compared to the typical 100 hours resulting in more uptime and more lawns getting cut. We also continue to offer a strong lineup for landscapers through our Billy Goat branded products including our new easy to use sod cutter that we launched for the upcoming season. Plus, we have introduced product expansions into larger, light commercial style standby generators, as well as towable air compressors and generators that are used on job sites. These new offerings, along with many other actions we are taking, further demonstrate that we are executing our strategy of investing in higher value, higher margin products while diversifying our business. All things considered, we believe that we are set up for a solid back half of the fiscal year.”

Conference Call Information:

The Company will host a conference call tomorrow at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://investors.basco.com.

Also available is a dial-in number to access the call real-time at (877) 233-9136. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (855) 859-2056 to access the replay.

Non-GAAP Financial Measures

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted engineering, selling, general, and administrative expenses”, “adjusted segment income (loss)”, “adjusted net income (loss)”, and “adjusted diluted earnings per share.” Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions (including effects from the U.K.’s decision to exit the European Union); the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from restructuring actions; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. We undertake no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people's lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment, and is a leading designer, manufacturer and marketer of power generation, pressure washers, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard™, Allmand™, Billy Goat®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended December
(In Thousands, except per share data)

	Three Months Ended December		Six Months Ended December
	FY2017	FY2016	FY2017	FY2016
NET SALES	$428,236	$413,379	$715,034	$702,837
COST OF GOODS SOLD	332,830	319,036	567,106	556,323
RESTRUCTURING CHARGES	—	2,647	—	5,106
Gross Profit	95,406	91,696	147,928	141,408

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	73,032	72,559	145,095	144,693
RESTRUCTURING CHARGES	—	372	—	1,286
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES (1)	3,011	—	6,239	—
Income (Loss) from Operations	25,385	18,765	9,072	(4,571)

INTEREST EXPENSE	(5,133)	(5,013)	(9,638)	(9,549)
OTHER INCOME	381	2,383	836	3,838
Income (Loss) before Income Taxes	20,633	16,135	270	(10,282)

PROVISION (CREDIT) FOR INCOME TAXES	5,382	3,575	(833)	(4,671)
Net Income (Loss)	$15,251	$12,560	$1,103	$(5,611)

EARNINGS (LOSS) PER SHARE
Basic	$0.35	$0.28	$0.02	$(0.13)
Diluted	0.35	0.28	0.02	(0.13)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	42,081	43,374	42,287	43,426
Diluted	42,142	43,470	42,337	43,426
(1) Beginning in the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within Income from Operations. Prior to the third quarter of fiscal 2016, equity in earnings from unconsolidated affiliates is classified in Other Income. See Adjusted Segment Information tables for prior year equity in earnings of unconsolidated affiliates amounts.

Supplemental International Sales Information
(In Thousands)

	Three Months Ended December		Six Months Ended December
	FY2017	FY2016	FY2017	FY2016
International sales based on product shipment destination	$158,727	$152,676	$268,614	$244,216

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of December
(In Thousands)

CURRENT ASSETS:	FY2017	FY2016
Cash and Cash Equivalents	$47,327	$60,367
Accounts Receivable, Net	222,768	182,126
Inventories	485,851	505,322
Deferred Income Tax Asset	43,150	46,135
Prepaid Expenses and Other Current Assets	36,010	42,150
Total Current Assets	835,106	836,100

OTHER ASSETS:
Goodwill	161,287	168,032
Investments	48,298	34,538
Other Intangible Assets, Net	102,324	106,392
Deferred Income Tax Asset	44,961	16,321
Other Long-Term Assets, Net	20,171	16,880
Total Other Assets	377,041	342,163

PLANT AND EQUIPMENT:
At Cost	1,077,452	1,029,224
Less - Accumulated Depreciation	746,289	717,625
Plant and Equipment, Net	331,163	311,599
	$1,543,310	$1,489,862

CURRENT LIABILITIES:
Accounts Payable	$186,291	$189,624
Short-Term Debt	132,100	93,243
Accrued Liabilities	127,411	140,027
Total Current Liabilities	445,802	422,894

OTHER LIABILITIES:
Accrued Pension Cost	301,551	199,597
Accrued Employee Benefits	22,819	22,970
Accrued Postretirement Health Care Obligation	33,658	42,989
Other Long-Term Liabilities	43,797	47,804
Long-Term Debt	221,570	222,811
Total Other Liabilities	623,395	536,171

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	68,144	72,533
Retained Earnings	1,063,500	1,053,983
Accumulated Other Comprehensive Loss	(336,952)	(287,678)
Treasury Stock, at Cost	(321,158)	(308,620)
Total Shareholders' Investment	474,113	530,797
	$1,543,310	$1,489,862

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended December
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2017	FY2016
Net Income (Loss)	$1,103	$(5,611)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activities:
Depreciation and Amortization	28,156	26,856
Stock Compensation Expense	2,826	3,204
Loss on Disposition of Plant and Equipment	331	249
Provision for Deferred Income Taxes	4,315	2,435
Equity in Earnings of Unconsolidated Affiliates	(6,239)	(3,187)
Dividends Received from Unconsolidated Affiliates	8,186	4,436
Non-Cash Restructuring Charges	—	1,611
Changes in Operating Assets and Liabilities:
Accounts Receivable	(36,077)	28,924
Inventories	(99,787)	(127,537)
Other Current Assets	1,203	3,649
Accounts Payable, Accrued Liabilities and Income Taxes	(25,089)	(25,552)
Other, Net	(7,240)	(8,112)
Net Cash Used in Operating Activities	(128,312)	(98,635)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(31,163)	(25,843)
Cash Paid for Acquisitions, Net of Cash Acquired	—	(2,174)
Proceeds on Sale of Investment in Marketable Securities	3,343	—
Proceeds Received on Disposition of Plant and Equipment	1,009	997
Net Cash Used in Investing Activities	(26,811)	(27,020)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	132,100	93,243
Cash Dividends Paid	(6,039)	(5,992)
Stock Option Exercise Proceeds and Tax Benefits	4,243	7,230
Treasury Stock Purchases	(15,153)	(24,903)
Payment of Acquisition Contingent Liability	(813)	—
Net Cash Provided by Financing Activities	114,338	69,578

EFFECT OF EXCHANGE RATE CHANGES	(1,727)	(1,946)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(42,512)	(58,023)
CASH AND CASH EQUIVALENTS, Beginning	89,839	118,390
CASH AND CASH EQUIVALENTS, Ending	$47,327	$60,367

Liquidity and Capital Resources:

Net debt at January 1, 2017 was $307.9 million (total debt, excluding debt issuance costs, of $355.2 million less $47.3 million of cash), or $50.0 million higher than net debt of $257.9 million (total debt, excluding debt issuance costs, of $318.2 million less $60.4 million of cash) at December 27, 2015.

Cash flows used in operating activities for the first six months of fiscal 2017 were $128.3 million compared to $98.6 million for the same period in fiscal 2016. The increase in cash used in operating activities was primarily related to changes in working capital, including higher accounts receivable due to timing of sales year over year.

During the first six months of fiscal 2017, the Company repurchased approximately 787,000 shares on the open market at an average price of $19.25 per share. As of January 1, 2017, the Company had remaining authorization to repurchase up to approximately $35 million of common stock with an expiration date of June 29, 2018.

SUPPLEMENTAL SEGMENT INFORMATION AND OUTLOOK

Engines Segment:

	Three Months Ended December		Six Months Ended December
(In Thousands)	FY2017	FY2016	FY2017	FY2016
Net Sales	$260,737	$262,007	$415,235	$412,090

Gross Profit as Reported	$61,573	$65,635	$92,559	$89,411
Restructuring Charges	—	—	—	464
Adjusted Gross Profit	$61,573	$65,635	$92,559	$89,875

Gross Profit % as Reported	23.6%	25.1%	22.3%	21.7%
Adjusted Gross Profit %	23.6%	25.1%	22.3%	21.8%

Segment Income as Reported	$17,922	$20,782	$6,269	$28
Restructuring Charges	—	—	—	1,354
Litigation Charges	—	1,975	—	2,825
Adjusted Segment Income	$17,922	$22,757	$6,269	$4,207

Segment Income % as Reported	6.9%	7.9%	1.5%	0.0%
Adjusted Segment Income %	6.9%	8.7%	1.5%	1.0%

Second Quarter Highlights

•
Starting in fiscal 2017, we implemented new sales terms for engines shipped to overseas customers, which result in earlier revenue recognition compared to the terms we used during previous fiscal years. The change in terms caused units sold and net sales to be higher by approximately 50,000 units and $5 million, respectively, in the second quarter of fiscal 2017.

•
Using comparable sales terms, engine volumes sold decreased by 2% or approximately 40,000 engines in the second quarter of fiscal 2017. The decrease is due to timing of sales as we continue to anticipate that our customers will produce later in fiscal 2017 compared to fiscal 2016.

•
Gross profit percentage decreased due to 8% lower manufacturing volume as well as unfavorable foreign exchange, mainly due to a decline in the value of the euro. Manufacturing efficiency improved compared to the prior year.

•
Investment in our ERP system upgrade and higher pension expense were the primary drivers for ESG&A expenses to increase by $1.5 million compared to last year (after adjusting to exclude last year’s litigation settlement).

•	Equity in earnings of unconsolidated affiliates increased by $0.7 million largely due to the increased ownership in our service parts distributor.

Products Segment:

	Three Months Ended December		Six Months Ended December
(In Thousands)	FY2017	FY2016	FY2017	FY2016
Net Sales	$190,701	$172,497	$341,497	$335,038

Gross Profit as Reported	$33,178	$26,744	$56,129	$53,888
Restructuring Charges	—	2,647	—	4,642
Acquisition Related Charges	—	—	—	250
Adjusted Gross Profit	$33,178	$29,391	$56,129	$58,780

Gross Profit % as Reported	17.4%	15.5%	16.4%	16.1%
Adjusted Gross Profit %	17.4%	17.0%	16.4%	17.5%

Segment Income as Reported	$6,808	$417	$3,563	$479
Restructuring Charges	—	3,019	—	5,038
Acquisition Related Charges	—	—	—	276
Adjusted Segment Income	$6,808	$3,436	$3,563	$5,793

Segment Income % as Reported	3.6%	0.2%	1.0%	0.1%
Adjusted Segment Income %	3.6%	2.0%	1.0%	1.7%

Second Quarter Highlights

•
Net sales increased by $18.2 million, primarily due to higher shipments of portable generators due to Hurricane Matthew, higher sales of commercial lawn and garden equipment, and timing of international shipments.

•
Gross profit percentage increased by 190 basis points. Adjusted gross profit percentage increased 40 basis points, primarily due to favorable sales mix driven by our focus on selling higher margin lawn and garden equipment as well as the benefit of Hurricane Matthew, partially offset by unfavorable foreign exchange mainly due to the Australian dollar.

•
Investment in our ERP system upgrade and higher marketing expenses were the primary drivers for ESG&A expenses to increase by $1.0 million compared to last year (after adjusting to exclude restructuring charges in the prior year).

•	Equity in earnings of unconsolidated affiliates increased by $0.6 million due to the increased ownership in our service parts distributor.

Outlook:

Our outlook for fiscal 2017 remains unchanged from previous guidance. We increased our full year guidance in October to account for the immediate impact of selling portable generators to the areas impacted following Hurricane Matthew. Given the relatively lower severity of the storm at landfall and the related lower impact of power outages, we have not observed a significant change in generator sales that we can attribute to Hurricane Matthew that would cause us to further change our guidance for generator sales.

Summary of fiscal 2017 guidance:

•
Net sales are expected to be in a range of $1.86 billion to $1.90 billion. We continue to expect that the U.S. residential lawn and garden market will improve by 1% to 4% including expected improvements in the housing market and seasonal spring weather in key markets. We also continue to expect that our engine customers will produce later in the season than they did a year ago which may shift engine sales between quarters. Further, as noted earlier we experienced a shift in certain foreign sales from the second half of the fiscal year to the first half of the fiscal year due to a change in our sales terms.

•	Net income is expected to be in a range of $57 million to $64 million or $1.31 to $1.46 per diluted share (prior to the impact of any share repurchases).

•
Operating margins are expected to be approximately 5.5% to 5.8%. Adjusted operating margins for fiscal 2016 were 5.0% (2.6% GAAP), which included the equity in earnings of unconsolidated affiliates for the second half of the fiscal year (5.2% if equity in earnings of unconsolidated affiliates had been included for the full year (2.7% GAAP)).

•	The effective tax rate is expected to be in a range of 31% to 33%.

•	Capital expenditures are expected to be $70 million to $80 million.

Non-GAAP Financial Measures
Briggs & Stratton Corporation prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended December
(In Thousands, except per share data)

	Three Months Ended December
	FY2017 Reported	Adjustments	FY2017 Adjusted	FY2016 Reported	Adjustments(1)	FY2016 Adjusted
Gross Profit
Engines	$61,573	$—	$61,573	$65,635	$—	65,635
Products	33,178	—	33,178	26,744	2,647	29,391
Inter-Segment Eliminations	655	—	655	(683)	—	$(683)
Total	$95,406	$—	$95,406	$91,696	$2,647	$94,343
Engineering, Selling, General and Administrative Expenses
Engines	$45,706	$—	$45,706	$46,214	$1,975	$44,239
Products	27,326	—	27,326	26,345	—	26,345
Total	$73,032	$—	$73,032	$72,559	$1,975	$70,584
Segment Income (Loss) (2)
Engines	$17,922	$—	$17,922	$20,782	$1,975	$22,757
Products	6,808	—	6,808	417	3,019	3,436
Inter-Segment Eliminations	655	—	655	(683)	—	(683)
Total	$25,385	$—	$25,385	$20,516	$4,994	$25,510

Reconciliation from Segment Income (Loss) to Income before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates (2)	—	—	—	1,751	—	1,751
Income from Operations	$25,385	$—	$25,385	$18,765	$4,994	$23,759

Income before Income Taxes	20,633	—	20,633	16,135	4,994	21,129
Provision for Income Taxes	5,382	—	5,382	3,575	2,417	5,992
Net Income	$15,251	$—	$15,251	$12,560	$2,577	$15,137

Earnings Per Share
Basic	$0.35	$—	$0.35	$0.28	$0.06	$0.34
Diluted	0.35	—	0.35	0.28	0.06	0.34
(1) For the second quarter of fiscal 2016, includes pre-tax restructuring charges of $3,019 ($1,962 after tax), pre-tax litigation charges of $1,975 ($1,284 after tax), and a tax benefit of $669 for reinstatement of a deferred tax asset related to an investment in marketable securities.
(2) For all periods presented, equity in earnings of unconsolidated affiliates is included in segment income (loss). Beginning with the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within income from operations. Prior to the third quarter of fiscal 2016, equity in earnings of unconsolidated affiliates is classified in other income.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Six Month Periods Ended December
(In Thousands, except per share data)

	Six Months Ended December
	FY2017 Reported	Adjustments	FY2017 Adjusted	FY2016 Reported	Adjustments(1)	FY2016 Adjusted
Gross Profit
Engines	$92,559	$—	$92,559	$89,411	$464	$89,875
Products	56,129	—	56,129	53,888	4,892	58,780
Inter-Segment Eliminations	(760)	—	(760)	(1,891)	—	(1,891)
Total	$147,928	$—	$147,928	$141,408	$5,356	$146,764
Engineering, Selling, General and Administrative Expenses
Engines	$90,161	$—	$90,161	$90,514	$2,825	$87,689
Products	54,934	—	54,934	54,179	26	54,153
Total	$145,095	$—	$145,095	$144,693	$2,851	$141,842
Segment Income (Loss) (2)
Engines	$6,269	$—	$6,269	$28	$4,179	$4,207
Products	3,563	—	3,563	479	5,314	5,793
Inter-Segment Eliminations	(760)	—	(760)	(1,891)	—	(1,891)
Total	$9,072	$—	$9,072	$(1,384)	$9,493	$8,109

Reconciliation from Segment Income (Loss) to Income before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates (2)	—	—	—	3,187	—	3,187
Income (Loss) from Operations	$9,072	$—	$9,072	$(4,571)	$9,493	$4,922

Income (Loss) before Income Taxes	270	—	270	(10,282)	9,493	(789)
Provision (Credit) for Income Taxes	(833)	—	(833)	(4,671)	3,945	(726)
Net Income (Loss)	$1,103	$—	$1,103	$(5,611)	$5,548	$(63)

Earnings (Loss) Per Share
Basic	$0.02	$—	$0.02	$(0.13)	$0.12	$(0.01)
Diluted	0.02	—	0.02	(0.13)	0.12	(0.01)
(1) For the first six months of fiscal 2016, includes pre-tax restructuring charges of $6,392 ($4,201 after tax), pre-tax acquisition-related charges of $276 ($180 after tax), pre-tax litigation charges of $2,825 ($1,836 after tax), and a tax benefit of $669 for reinstatement of a deferred tax asset related to an investment in marketable securities.
(2) For all periods presented, equity in earnings of unconsolidated affiliates is included in segment income (loss). Beginning with the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within income from operations. Prior to the third quarter of fiscal 2016, equity in earnings of unconsolidated affiliates is classified in other income.